UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 19, 2016
(Date of earliest event reported)

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the "Board") of Digirad Corporation, (the “Company”), approved and adopted the Company's 2016 Executive Incentive Bonus Plan (the “2016 Executive Incentive Plan”).

Base Salary

As part of the adoption of the 2016 Executive Incentive Plan, the Compensation Committee reviewed and recommended for Board approval, and the Board did approve, increases in the annual base salaries of Matthew G. Molchan, the Company’s President and Chief Executive Officer; Jeffry R. Keyes, the Company’s Chief Financial Officer and Corporate Secretary; and Virgil J. Lott, the Company’s President, Diagnostic Imaging. Mr. Molchan’s base salary was increased from $321,000 per year to $346,000 per year; Mr. Keyes’ base salary was increased from $251,450 per year to $276,450 per year; and Mr. Lott’s base salary was increased from $235,000 per year to $250,000 per year.

Cash Bonus

Cash bonus payouts for our named executive officers, pursuant to the 2016 Executive Incentive Plan, will be based on a percentage of base salary and payable based on the achievement of certain performance targets, as described in further detail below:

	Cash Target Bonus	Target % of Salary

Matthew G. Molchan	$311,400	90%
Jeffry R. Keyes	$165,870	60%
Virgil J. Lott	$125,000	50%

For each of Messrs. Molchan and Keyes, the amount of total cash bonus payable under the 2016 Executive Incentive Plan will be based on achievement of a target 2016 consolidated Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) measure. For Mr. Lott, the amount of total cash bonus payable under the 2016 Executive Incentive Plan will be based on achievement of a target 2016 EBITDA measure associated with the Diagnostic Imaging and Diagnostic Services business units of the Company. In order to be eligible for a minimum of 25% of the target bonus payout under the 2016 Executive Incentive Plan, the Company must achieve the minimum threshold objectives of 90% of budget for consolidated EBITDA, calculated before impact of bonuses, subject to the other provisions of the 2016 Executive Incentive Plan. Each executive may earn up to 150% of their target bonus based on achievement of their respective EBITDA measure.

The actual bonuses payable (if any) for the achievement of such objectives will be determined by the Compensation Committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but in any event not later than March 15, 2017, subject to each such named executive officer's employment through the date of payment.

The target bonus percentage for Messrs. Molchan and Keyes, as a percentage of base salary, increased 10% each from their previous levels of 80% and 50% of base compensation, respectively. Mr. Lott’s target bonus represents no change from its previous level. The cash bonus targets for our named executive officers, pursuant to the 2016 Executive Incentive Plan, were approved by the Board after being reviewed by the Compensation Committee and recommended for Board approval.

Equity Grants

In connection with the adoption of the 2016 Executive Incentive Plan, the Compensation Committee decided that, as part of a long-term retention mechanism and to incentivize the named executive officers to increase the Company’s shareholder value, the following non-qualified stock options (options) and restricted stock units (RSUs) will be awarded effective on February 1, 2016 (the “Grant Date”), to the named executive officers listed below. Half of such RSU grants and all of the option grants will vest over 4 years in 4 equal installments, with each such installment vesting on each of the anniversary of the Grant Date. The remaining half of such RSU grants will vest over 4 years in 4 equal installments, with each such installment vesting on each anniversary of the Grant Date, subject to satisfaction of certain performance criteria with respect to each vesting period for each of the named executive officers.

Named Executive Officer	Non-Qualified Stock Options Granted	Restricted Stock Units Granted

Matthew G. Molchan	41,306	40,847
Jeffry R. Keyes	23,296	23,038
Virgil J. Lott	10,534	10,417

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    January 21, 2016